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                                                                    EXHIBIT 99.1
COURTYARD BY MARRIOTT II
LIMITED PARTNERSHIP_____________________________________________________________
                                 Department 908                    301/380-2070
                                 10400 Fernwood Road
                                 Bethesda, MD  20817-1109

April 16, 1998


          Re: Courtyard By Marriott Limited Partnership Courtyard By Marriott II Limited Partnership Fairfield Inn By Marriott Limited Partnership Marriott Residence Inn Limited Partnership Marriott Residence Inn II Limited Partnership Marriott Residence Inn USA Limited Partnership


Dear Limited Partner:

Since the December filing of the preliminary Consent Solicitation/Prospectus (the "S-4") with the Securities and Exchange Commission which proposed the consolidation of six limited partnerships into a publicly traded real estate investment trust ("REIT"), we have been working to resolve various open issues concerning the proposed consolidation.

Not surprisingly, our announcement of the potential formation of the largest hotel REIT focused on the moderate price and extended stay segments of the marketplace generated interest from some existing REIT's who are active in these segments. As a result, since January 1998, we have had preliminary discussions with some of these other companies. Although no agreements have yet been reached, we continue to pursue the possibility of a potential transaction involving the partnerships' assets or a merger of the partnerships with an existing publicly traded company.

The General Partner has retained Merrill Lynch to advise the partnerships with respect to the partnerships' strategic alternatives, including the original consolidation plan and other available alternatives. Over the next sixty days, we intend to continue to explore these alternatives and determine which path to pursue, obviously subject to appropriate partner approval.

Please contact our Partnership Investor Relations Department at (301) 380-2070, if you have additional questions.

Sincerely,

/s/ Bruce F. Stemerman

Bruce F. Stemerman
President